Exhibit 99.1

francesca’s® Reports Second Quarter Fiscal Year 2017 Financial Results

•	Net sales increased 4% to $119.7 million
•	Comparable sales decreased 3%
•	Diluted earnings per share were $0.20

HOUSTON, TEXAS — September 6, 2017 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the second quarter ended July 29, 2017.

Steve Lawrence, President and CEO, stated, “As we previously announced, our second quarter EPS exceeded our expectations as a result of better than expected merchandise margins and SG&A expenses. Comparable sales came in at the low-end of the expected range and further softened in August. We believe that the recent downturn in business is primarily reflective of merchandising missteps. We are taking decisive actions to efficiently move through our back-to-school product and to get back on track as we turn the corner into the holiday season. Our core merchandising philosophy of surprising every guest, every time with a unique, trend-right assortment at a great value will continue to dictate our go-forward strategy. Moreover, we will remain highly disciplined in managing our inventory to ensure a constant flow of newness and swiftly move through slow-sellers.

“Hurricane Harvey had a devastating impact on south Texas and Louisiana. Our dedicated team has been resilient and, even though personally impacted, have worked hard to get us back up and running. Our corporate headquarters, ecommerce fulfilment, distribution center, approximately 40 boutiques and many team members located in Houston or neighboring areas were directly impacted by the storm. As of Tuesday, September 5th, we have fully re-opened our corporate facilities and all but one of our impacted boutiques. The disruption to our supply chain is impacting all of our boutiques and we expect it to take a couple of weeks before things normalize. While there is a lot of work to be done, we have a talented and capable team who is firmly committed to taking the necessary steps to reinvigorate our merchandise assortments as well as work through the challenges created by Hurricane Harvey.”

SECOND QUARTER RESULTS

Net sales increased 4% to $119.7 million from $115.3 million in the comparable prior year quarter. This increase was due to the addition of 40 net new boutiques since the end of the second quarter last year. Comparable sales decreased 3% compared to the same period last year due to a decrease in boutique conversion rates. Prior year second quarter comparable sales were flat. The Company opened 16 new boutiques and closed three boutiques during the quarter, bringing the total count to 692 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 46.3% from 46.8% in the prior year quarter. This was primarily due to deleveraging of occupancy costs as merchandise margin compared to last year was essentially flat.

Selling, general and administrative expenses (“SG&A”) increased 18% to $43.5 million from $36.8 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll, professional service fees, software, stock-based compensation and marketing expenses. Additionally, prior year SG&A included a $2.0 million net benefit in connection with the resignation of the Company’s previous Chairman, President and Chief Executive Officer.

Income from operations was $11.9 million, or 10.0% of net sales, compared to $17.1 million, or 14.9% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the second quarter were $33.3 million compared to $26.0 million at the end of the comparable prior year quarter. During the second quarter, the Company repurchased 0.5 million shares of its common stock at a cost of $5.7 million.

The Company ended the quarter with $34.0 million of inventory on hand compared to $32.7 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 2% compared to the comparable prior year period, as the Company continues to diligently control inventory through enhanced inventory management processes that began in the second quarter of 2016.

THIRD QUARTER AND REVISED FISCAL YEAR 2017 GUIDANCE

For the third quarter ending October 28, 2017, net sales are expected to be in the range of $105 million to $109 million; assuming a comparable sales decrease in the mid- to high-teens compared to a 7% comparable sales increase in the prior year. The Company plans to open approximately 32 new boutiques and close one existing boutique during the third quarter. Diluted earnings per share are expected to be in the range of $0.00 to $0.05. This guidance includes the Company’s best estimate of the impact of Hurricane Harvey.

For the fiscal year ending February 3, 2018, net sales are now expected to be in the range of $481 million to $491 million; assuming a high-single digit decrease in comparable sales compared to the prior year increase of 2%. The Company expects to open approximately 60 to 65 boutiques and close approximately 8 to 10 boutiques in fiscal year 2017, compared to 64 new boutiques opened and nine boutiques closed in fiscal year 2016. Diluted earnings per share are now expected to be in the range of $0.71 to $0.81 compared to the prior year of $1.09. The number of average diluted shares for the full year assumed in guidance is 36.5 million shares. The effective tax rate is estimated to be 38.3%.

Capital expenditures for fiscal year 2017 are expected to be in the range of $30 million to $33 million.

Conference Call Information

A conference call to discuss the second quarter results is scheduled for September 6, 2017, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until September 13, 2017. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 2728299. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth; our ability to successfully attract, hire and integrate our next Chief Merchant and our ability to successfully rebound from the impact of Hurricane Harvey. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2017 filed with the Securities and Exchange Commission on March 22, 2017 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 692 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	July 29, 2017		July 30, 2016		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$119,707	100.0%	$115,260	100.0%	$4,447	4%	-
Cost of goods sold and occupancy costs	64,312	53.7%	61,323	53.2%	2,989	5%	50
Gross profit	55,395	46.3%	53,937	46.8%	1,458	3%	(50)
Selling, general and administrative expenses	43,456	36.3%	36,815	31.9%	6,641	18%	440
Income from operations	11,939	10.0%	17,122	14.9%	(5,183)	(30)%	(490)
Interest expense	(110)	(0.1)%	(113)	(0.1)%	3	3%	-
Other income	19	0.0%	39	0.0%	(20)	(51)%	-
Income before income tax expense	11,848	9.9%	17,048	14.8%	(5,200)	(31)%	(490)
Income tax expense	4,585	3.8%	6,457	5.6%	(1,872)	(29)%	(180)
Net income	$7,263	6.1%	$10,591	9.2%	$(3,328)	(31)%	(310)
________________ (1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.20		$0.27
Weighted average diluted share count	36,472		38,755

Comparable sales	(3)%		0%

	Twenty-Six Weeks Ended
	July 29, 2017		July 30, 2016		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$227,396	100.0%	$221,373	100.0%	$6,023	3%	-
Cost of goods sold and occupancy costs	123,317	54.2%	118,306	53.4%	5,011	4%	80
Gross profit	104,079	45.8%	103,067	46.6%	1,012	1%	(80)
Selling, general and administrative expenses	84,934	37.4%	74,481	33.6%	10,453	14%	380
Income from operations	19,145	8.4%	28,586	12.9%	(9,441)	(33)%	(450)
Interest expense	(223)	(0.1)%	(222)	(0.1)%	(1)	-	-
Other income	190	0.1%	39	0.0%	151	387%	10
Income before income tax expense	19,112	8.4%	28,403	12.8%	(9,291)	(33)%	(440)
Income tax expense	7,516	3.3%	10,731	4.8%	(3,215)	(30)%	(150)
Net income	$11,596	5.1%	$17,672	8.0%	$(6,076)	(34)%	(290)
________________ (1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.32		$0.45
Weighted average diluted share count	36,811		39,580

Comparable sales	(4)%		1%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amount)

	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33,298	$53,202	$26,021
Accounts receivable	18,416	5,605	10,791
Inventories	34,036	23,958	32,667
Deferred income taxes	-	8,487	6,728
Prepaid expenses and other current assets	9,433	8,823	6,715
Total current assets	95,183	100,075	82,922
Property and equipment, net	83,956	80,484	80,225
Deferred income taxes	16,009	6,978	4,640
Other assets, net	3,138	2,056	1,296
TOTAL ASSETS	$198,286	$189,593	$169,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,971	$9,205	$16,620
Accrued liabilities	17,748	25,761	14,327
Total current liabilities	44,719	34,966	30,947
Landlord incentives and deferred rent	38,125	38,092	38,673
Total liabilities	82,844	73,058	69,620

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 46.4 million, 46.1 million and 45.9 million shares issued at July 29, 2017, January 28, 2017 and July 30, 2016, respectively.	464	461	459
Additional paid-in capital	111,405	109,008	106,916
Retained earnings	155,080	143,557	119,228
Treasury stock, at cost – 9.7 million, 8.5 million and 8.0 million shares at July 29, 2017, January 28, 2017 and July 30, 2016, respectively.	(151,507)	(136,491)	(127,140)
Total stockholders’ equity	115,442	116,535	99,463
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$198,286	$189,593	$169,083

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Cash Flows Provided by Operating Activities:
Net income	$11,596	$17,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,310	9,482
Stock-based compensation expense	2,422	(857)
Excess tax benefit from stock-based compensation	-	(6)
Loss on disposal of assets	233	155
Deferred income taxes	(497)	(1,315)
Impairment charges	100	-
Changes in operating assets and liabilities:
Accounts receivable	(12,538)	(1,205)
Inventories	(10,078)	(1,126)
Prepaid expenses and other assets	(1,978)	(55)
Accounts payable	16,864	2,599
Accrued liabilities	(8,013)	(2,001)
Landlord incentives and deferred rent	33	2,121
Net cash provided by operating activities	8,454	25,464

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(12,890)	(11,149)
Other	-	8
Net cash used in investing activities	(12,890)	(11,141)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(15,326)	(44,812)
Taxes paid related to net settlement of equity awards	(142)	-
Proceeds from the exercise of stock options	-	280
Excess tax benefit from stock-based compensation	-	6
Net cash used in financing activities	(15,468)	(44,526)

Net decrease in cash and cash equivalents	(19,904)	(30,203)
Cash and cash equivalents, beginning of year	53,202	56,224
Cash and cash equivalents, end of period	$33,298	$26,021

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$23,742	$9,175
Interest paid	$97	$95

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	July 29, 2017		July 30, 2016		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel (1)	$65,396	54.6%	$62,367	54.1%	$3,029	5%
Jewelry	25,560	21.4%	25,368	22.0%	192	1%
Accessories (1)	14,735	12.3%	13,850	12.0%	885	6%
Gifts	12,836	10.7%	13,209	11.5%	(373)	(3)%
Merchandise sales	118,527	99.0%	114,794	99.6%	3,733	3%
Others (2)	1,180	1.0%	466	0.4%	714	153%
	$119,707	100.0%	$115,260	100.0%	$4,447	4%

________________

(1)	In the first quarter of fiscal 2017, swimwear was reclassified out of accessories to apparel. To facilitate comparability, prior year amounts were reclassified.
(2)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2017	FY 2016	FY 2015
Q1	(5)%	2%	(2)%
Q2	(3)%	0%	(4)%
Q3		7%	4%
Q4		0%	11%
Fiscal year		2%	3%

Boutique Count

	Twenty-Six Weeks Ended July 29, 2017	Fiscal Year Ended January 28, 2017	Twenty-Six Weeks Ended July 30, 2016
Number of boutiques open at the beginning of period	671	616	616
Boutiques opened	28	64	41
Boutiques closed	(7)	(9)	(5)
Number of boutiques open at the end of period	692	671	652